UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 1, 2015

FactSet Research Systems Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-11869	13-3362547
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

601 Merritt 7

Norwalk, Connecticut 06851

(Address of principal executive offices)

(203) 810-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Chief Executive Officer

Effective July 1, 2015, Philip Hadley stepped down from his position as Chief Executive Officer, and was succeeded by Philip Snow. Mr. Hadley (age 52), who has been an employee of FactSet Research Systems Inc. (“FactSet” or the “Company”) since 1985, will continue to be an employee of the Company and serve as Chairman of its Board of Directors.

Appointment of New Chief Executive Officer

FactSet’s Board of Directors appointed Philip Snow as the Company’s new Chief Executive Officer effective July 1, 2015. Mr. Snow was elected to FactSet’s Board of Directors effective March 16, 2015.

Prior to his appointment as FactSet’s new Chief Executive Officer, Mr. Snow (age 50) had served as President of FactSet since July 1, 2014, and was responsible for the oversight and management of the Company’s Sales and Operations Teams. Mr. Snow joined FactSet in 1996 as a Consultant followed by a transfer first to the Tokyo and then Sydney offices in order to lead the Company’s Asia Pacific Consulting Services. Following his move back to the U.S. in 2000, Mr. Snow held various sales leadership roles prior to assuming the role of Senior Vice President, Director of U.S. Investment Management Sales in 2013. Mr. Snow received a B.A. in Chemistry from the University of California at Berkeley and a Masters of International Management from the Thunderbird School of Global Management. He has earned the right to use the Chartered Financial Analyst designation.

In connection with Mr. Snow's appointment as Chief Executive Officer, he was granted 120,000 stock options on July 1, 2015 pursuant to the FactSet Research Systems Inc. 2004 Stock Option and Award Plan, as Amended and Restated. These stock options cliff vest 11.11% each year upon the anniversary date of the grant (July 1st) and will become 100% vested after nine years (on July 1, 2024), provided that Mr. Snow is employed by FactSet on the vesting dates.

Except for the stock option grant, as of July 1, 2015, there was no oral or written plan, contract or arrangement entered into between Mr. Snow and the Company. In addition, he does not have any family relationships with any of the Company's directors or executive officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FACTSET RESEARCH SYSTEMS INC. (Registrant)

Date: July 2, 2015	By:	/s/ Maurizio Nicolelli
Maurizio Nicolelli
Senior Vice President, Chief Financial Officer
(Principal Financial Officer)